CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2017, relating to the financial statements and financial highlights, which appear in the T. Rowe Price Institutional Emerging Markets Bond Fund and T. Rowe Price Institutional International Bond Fund (two of the portfolios comprising T. Rowe Price Institutional International Funds, Inc.) Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the use in this Registration Statement of our report dated November 1, 2016, relating to the financial statements of T. Rowe Price Total Return Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2017